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                                                                    Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The Kroger Co. on Form 8-K and in the Registration Statement Nos. 33-2056, 2-98858, 33- 20734, 33-25698, 33-38121, 33-38122, 33-53747, 33-55501, 33-61563,
333-11859, 333-11909, 333-27211, and 333-78935 of The Kroger Co., all on Form
S-8, Registration Statement No. 333-66961 of The Kroger Co. on Form S-4, and Registration Statement No. 333-74389 of The Kroger Co. on Form S-3 of our report dated March 10, 1999 on the consolidated financial statements of Fred Meyer, Inc., appearing in the Annual Report on Form 10-K of Fred Meyer, Inc. for the year ended January 30, 1999, and to the use of our report dated March 10, 1999, appearing in this Registration Statement.


(Deloitte & Touche  LLP)

Portland, Oregon
May 28, 1999